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                INDIVIDUAL RETIREMENT ANNUITY QUALIFICATION RIDER
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This Rider modifies the Contract/Certificate (hereinafter referred to as
Contract) to which it is attached so that it may qualify as an Individual Retirement Annuity (IRA) under Section 408(B) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations. The provisions in this Rider supersede any contrary provisions in the Contract. The following conditions, restrictions and limitations apply.

EXCLUSIVE BENEFIT
This Contract is established for the exclusive benefit of You and Your beneficiaries.

OWNER AND ANNUITANT
The owner and annuitant (hereinafter collectively referred to as You or Your) of this Contract must be the same individual and cannot be changed after the Contract Date. A joint owner and/or a contingent annuitant cannot be named under this Contract.

TRANSFER OF OWNERSHIP/ASSIGNMENT
Your interest in this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to any person. No loans shall be made under this contract, unless permitted by the Code. Certain rules may apply in the case of a transfer pursuant to divorce under the terms of a Court Order or separation agreement, as defined in Code Section 408(d)(6).

CREDITOR CLAIMS
To the extent permitted by law, Your rights or benefits or those of the beneficiary under this Contract shall not be subject to the claims of creditors or any legal process.

NON FORFEITABLITY
Your entire interest in this Contract is nonforfeitable.

CONTRIBUTION LIMITS
All contributions to this Contract must be in cash. Except in the case of a rollover contribution as permitted by Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16) of the Code, or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) program as described in Section 408(k) of the Code, ongoing contributions to this Contract (if applicable) shall not exceed the annual limits in accordance with Sections 408(j) and 219(b)(5) of the Code.

COMPENSATION
Compensation means wages, salaries, professional fees, or other amounts derived from or received from personal service actually rendered (including, but not limited to, commissions) and includes earned income as defined in Code Section 401(c)(2). Compensation does not include amounts received as earnings or profits from property or amounts not includable in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term compensation shall include any amount includable in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument.

ROLLOVERS
Pursuant to IRC Section 408(d)(3)(A), to the extent that a distribution from this IRA would be included in income if not rolled over, you may roll over such distribution within 60 days to an eligible retirement plan. An eligible retirement plan includes another traditional IRA, a qualified pension, profit sharing or stock bonus plan, a Section 403(b) tax sheltered annuity and an eligible 457 governmental plan. This IRA contract may receive eligible rollover distributions from these plans as well.

Distributions You roll over from retirement plans or arrangements described. above to this Contract must be completed by means of a direct transfer or rollover in accordance with Code Section 401(a)(31) in order to avoid the mandatory 20% income tax withholding from the distribution and a possible 10% additional tax penalty under Code Section 72(t). You may replace amounts withheld from other sources to complete the full rollover, but the 10% penalty may continue to be due if You do not specify that the transfer of the distribution be conducted by direct transfer or rollover.

L-22384                                                                     2/03


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REQUIRED MINIMUM DISTRIBUTIONS
DISTRIBUTIONS DURING YOUR LIFETIME
Notwithstanding any provision of this Contract to the contrary, the distribution of an individual's interest shall be made in accordance with the minimum distribution requirements of Section 408(a)(6) and 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit provisions of Treasury Section 1.401(a)(9) all of which are herein incorporated by reference.

Your entire interest in the account must be distributed, or begin to be distributed by Your required beginning date, which is the April 1st following the calendar year in which You reach age 70 1/2. For each succeeding year, a distribution must be made on or before December 31st. By the required beginning date, You may elect to have the balance in the account distributed in one of the following forms:
   1.   a single sum payment;
   2.   equal or substantially equal payments over Your life;
   3. equal or substantially equal payments over the lives of You and Your designated beneficiary; or
   4. equal or substantially equal payments over a specified period that my not be longer than the joint life and last survivor expectancy of You and Your designated beneficiary.

MINIMUM AMOUNTS TO BE DISTRIBUTED
If Your interest is to be distributed in other than a lump sum or substantially equal amounts as discussed above, then the amount to be distributed each year, commencing at Your required beginning date, must be at least equal to an amount prescribed under Code Section 408(a) and (b), and 401(a)(9) and any relevant rules and regulations.

DISTRIBUTIONS UPON YOUR DEATH
If You die on or after the Required Beginning Date (or after distributions have begun under one of the settlement options under this Contract), the remaining portion of Your interest (if any) shall be distributed at least as rapidly as the method of distribution in effect as of the Your death.

If You die before distribution of Your interest in this Contract has begun and unless otherwise permitted under applicable law, Your entire interest will be distributed as follows:

   a. If Your interest is payable to a designated beneficiary, except as provided in (c) and (d) below, the designated beneficiary may elect to receive the entire interest over the life expectancy of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31st of the calendar year immediately following the calendar year in which You died. Such election by the designated beneficiary must be irrevocable and must be made no later than September 30th of the calendar year immediately following the calendar year in which You died.

   b. If there is no designated beneficiary, or Your beneficiary elects this option, Your entire interest in this Contract will be distributed by December 31 of the calendar year containing the fifth anniversary of the Your death.

   c. If the designated beneficiary in (a) above is the Your surviving spouse, the surviving spouse may elect to receive the entire interest in equal or substantially equal payments over the life expectancy of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

         (i)December 31 of the calendar year immediately following the calendar year in which the Annuitant died; or
         (ii) December 31 of the calendar year in which You would have attained age 70 1/2. Such election by the surviving spouse must be irrevocable and must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Your death, or the date distributions are required to begin pursuant to the preceding sentence.

   d. If the designated beneficiary of this IRA is Your surviving spouse, he or she may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to Your death. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to this Contract, makes a rollover to or from this Contract, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained and distributions will be based on the surviving spouse's age and life expectancy.


If the surviving spouse dies before distributions begin, the limitations described above in this section shall be applied as if the surviving spouse were the annuitant.

L-22384                                                                     2/03

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Life expectancies will be calculated in accordance with the applicable requirements of Federal Law, including the Code and any applicable rules and regulations.

ALTERNATIVE CALCULATION METHOD
An individual may satisfy the Minimum Distribution Requirements under section 408(a)(6) and 408(b)(3) of the Code by taking a distribution for one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the alternative method described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. Under such circumstances, You shall be responsible for determining that the Minimum Distribution Requirements are met and We shall have no responsibility for such determination.


DISTRIBUTIONS PRIOR TO AGE 59 1/2
Except in the event of Your death, disability or attainment of age 59 1/2, We shall receive from You a declaration of Your intention as to the disposition of the amounts distributed before making any distribution from this Contract.

REPORTS
As the issuer of this Contract, We will furnish You reports concerning the status of this Annuity at least annually.

ADMINISTRATIVE COMPLIANCE/AMENDMENT
If changes in the Code and related law, regulations and rulings require a distribution greater than described above in order to keep this Annuity qualified under the Code, we will administer the Contract in accordance with these laws, regulations and rulings. This Contract may be amended by Us at any time to maintain its qualified status under Section 408(b) of the Code, following all necessary regulatory approvals. Any such amendment may be made retroactively effective if necessary or appropriate to conform to the requirements of the Code (or any State law granting IRA tax benefits).

                    THE TRAVELERS INSURANCE COMPANY
                          [/s/ George C. Kokulis]

                               President

L-22384                                                                     2/03